As filed with the Securities and Exchange Commission on September 16, 2021

Registration No. 333-259101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENGAGESMART, LLC

to be converted as described herein into a corporation named

ENGAGESMART, INC.*

(Exact name of registrant as specified in its charter)

Delaware	7389	83-2785225
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

(781) 848-3733

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Kallenbach

General Counsel

EngageSmart, LLC

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

(781) 848-3733

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ian D. Schuman Stelios G. Saffos Brittany D. Ruiz Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Charles Kallenbach General Counsel EngageSmart, LLC 30 Braintree Hill Office Park, Suite 101 Braintree, Massachusetts 02184 (781) 848-3733	Ran D. Ben-Tzur James D. Evans Jennifer J. Hitchcock Michael M. Shaw Fenwick & West LLP 902 Broadway, Suite 14 New York, New York 10010 (212) 921-2001

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

*	Prior to the closing of the offering to which this registration statement relates, EngageSmart, LLC intends to convert into a Delaware corporation pursuant to a statutory conversion and will change its name to EngageSmart, Inc.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

Explanatory note

EngageSmart, LLC is filing this Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-259101) as an exhibit-only filing in order to submit exhibits 1.1, 4.1, 4.2 and 10.15 and to refile exhibits 5.1, 10.4 and 10.17 and include Exhibit 23.1 (each previously filed), as indicated in Item 16 of Part II of the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the stock exchange listing fee.

Amount paid or to be paid
SEC registration fee	$45,638
FINRA filing fee	63,247
Exchange listing fee	295,000
Printing and engraving expenses	250,000
Legal fees and expenses	3,600,000
Accounting fees and expenses	1,500,000
Transfer agent and registrar fees and expenses	16,500
Miscellaneous expenses	29,615

Total	$5,800,000

Item 14. Indemnification of directors and officers

Prior to the closing of the offering to which this Registration Statement relates, EngageSmart, LLC intends to convert into a Delaware corporation pursuant to a statutory conversion, and will change its name to EngageSmart, Inc. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation to be effective upon the corporate conversion will provide that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation to be effective upon the corporate conversion will provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities

Set forth below is information regarding unregistered securities issued by us since December 7, 2018, which is the date of formation of EngageSmart, LLC (formerly Hancock Parent, LLC). Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Common stock issuances

On February 11, 2019, we issued 97,209,436 of Class A-1 common shares to 1 accredited investor for an aggregate purchase price of $293.3 million.

On February 11, 2019, we issued 45,262,340 of Class A-2 common shares to 15 investors in exchange for an equivalent number of shares of Invoice Cloud, Inc.

2015 plan-related issuances

Since December 7, 2018, we granted to certain directors, officers, and employees options to purchase an aggregate of 11,413,410 of Class A-3 common shares under our 2015 Incentive Plan at exercise prices ranging from $3.02 to $18.67 per share.

The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701 or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and financial statement schedules

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial statement schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Index to exhibits

The following exhibits are filed as part of this registration statement.

Exhibit no.
1.1	Form of Underwriting Agreement.

2.1*	Form of Plan of Conversion.

2.2*	Form of Plan of Reorganization.

2.3*	Form of Certificate of Conversion of EngageSmart, LLC.

3.1*	Form of Amended and Restated Certificate of Incorporation of EngageSmart, Inc., to be in effect immediately after effectiveness of this registration statement.

3.2*	Form of Certificate of Incorporation of EngageSmart, Inc., to be in effect immediately upon completion of the Corporate Conversion and prior to effectiveness of this registration statement.

3.3*	Form of Bylaws of EngageSmart, Inc., to be in effect upon completion of the Corporate Conversion.

3.4+*	Second Amended and Restated Limited Liability Company Agreement of EngageSmart, LLC (formerly Hancock Parent, LLC) dated February 11, 2019.

4.1	Form of Registration Rights Agreement, to be in effect upon completion of the Corporate Conversion.

4.2	Form of Stockholders’ Agreement, to be in effect upon completion of the Corporate Conversion.

4.3*	Specimen Common Stock Certificate evidencing the shares of common stock.

5.1	Opinion of Latham & Watkins LLP.

10.1#*	EngageSmart, LLC Amended and Restated 2015 Stock Option Plan.

10.2#*	Form of Incentive Stock Option Agreement pursuant to the EngageSmart, LLC Amended and Restated 2015 Stock Option Plan.

10.3#+*	Incentive Stock Option Agreement pursuant to the EngageSmart, LLC Amended and Restated 2015 Stock Option Plan dated November 1, 2019, by and between EngageSmart, LLC and David Mangum.

10.4#	Amended and Restated EngageSmart, Inc. CVR Bonus Award Plan.

10.5#*	Form of CVR Bonus Award Certificate under the EngageSmart, LLC CVR Bonus Award Plan.

10.6#+*	Employment Agreement dated April 30, 2015, by and between Invoice Cloud, Inc. and Robert Bennett.

10.7#*	Employment Agreement dated March 17, 2017, by and between EngageSmart, LLC and Howard Spector.

10.8#*	Amended and Restated Employment Agreement dated June 28, 2021, by and between EngageSmart, LLC and Howard Spector.

10.9#+*	Employment Offer Letter dated October 14, 2020, by and between EngageSmart, LLC and Cassandra Hudson.

10.10#+*	Terms and Conditions of Employment dated October 14, 2020, by and between Invoice Cloud, Inc. and Cassandra Hudson.

10.11#*	Employment Agreement dated September 13, 2021, by and between EngageSmart, LLC and Robert Bennett.

Exhibit no.

10.12#*	Employment Agreement dated September 13, 2021, by and between EngageSmart, LLC and Cassandra Hudson.

10.13#*	Non-Employee Director Compensation Policy of EngageSmart, Inc., to be in effect immediately after effectiveness of this registration statement.

10.14X*	Credit Agreement, dated February 11, 2019, by and among Ares Capital Corporation, Golub Capital LLC, Hancock Merger Sub, Inc. and Hancock Midco, LLC.

10.15	Form of Indemnification Agreement.

10.16#*	2021 Incentive Award Plan.

10.17#	Form of Restricted Stock Unit Grant Notice and Agreement under the 2021 Incentive Award Plan.

10.18#*	Form of Stock Option Grant Notice and Agreement under the 2021 Incentive Award Plan.

10.19#*	2021 Employee Stock Purchase Plan.

21.1*	List of Subsidiaries.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included in the signature pages to the initial file of this registration statement).

99.1*	Consent of Deborah A. Dunnam to be named as director nominee.

99.2*	Consent of Ashley C. Glover to be named as director nominee.

*	Previously filed.

#	Indicates a management contract or compensatory plan.

X	Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.

+	Certain portions of this exhibit (indicated by “###”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Braintree, state of Massachusetts on September 16, 2021.

EngageSmart, LLC

By:	/s/ Robert P. Bennett
Robert P. Bennett
Chief Executive Officer

Signatures and power of attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Robert P. Bennett Robert P. Bennett	Chief Executive Officer, President (Principal Executive Officer)	September 16, 2021

/s Cassandra Hudson Cassandra Hudson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2021

* Paul G. Stamas	Director	September 16, 2021

* Matthew G. Hamilton	Director	September 16, 2021

* David Mangum	Director	September 16, 2021

* Preston McKenzie	Director	September 16, 2021

* Raph Osnoss	Director	September 16, 2021

*By:	/s/ Robert P. Bennett
Robert P. Bennett
Attorney-in-fact